UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 1, 2012

MEDICAL ALARM CONCEPTS HOLDING, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-153290	26-3534190
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
200 West Church Road, Suite B, King of Prussia, PA		19406
(Address of principal executive offices)		(Zip Code)

(877) 639-2929

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

 ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 24, 2012, the Company reached an agreement with holders of its convertible debentures to cancel $37,525 of its potentially highly dilutive, toxic convertible debentures. In exchange for cancellation, the former debt holder received 28,214,284 common shares, which are subject to 144 sales restrictions. The agreement entirely closes out the convertible debt holder’s position in the Company relative to all ownership of convertible debentures and warrants. This cancellation brings the total amount of convertible debt removed, via negotiated settlement, from the Company’s balance sheet since the beginning of this calendar year to $93,775.00. Additionally, the total number of warrants canceled since the beginning of this calendar year is 100,250,000. These debt and warrant cancellations may allow the Company to reverse a significant portion of its derivative liability charges during the current fiscal quarter, or in subsequent quarters, and will likely result in significant reductions in shareholder dilution.

On May 1, 2012, the Company reached an agreement with holders of its convertible debt. Under the terms of the agreement, $56,250 of convertible debt was canceled. Additionally, the agreement calls for the cancellation of 13,750,000 million in the money warrants. The debt holders received no common share, preferred share, warrant, option, or cash consideration for these cancellations. The cancellation of this debt and the associated warrants may allow the Company to reverse a significant portion of its derivative liability charges during the current fiscal quarter, or in subsequent quarters, and will likely result in significant reductions in shareholder dilution. This transaction was announced in a press release on May 1, 2012.

On April 30, 2012, the Company reached agreement with a former holder of its convertible debentures canceling a demand for 61.5 million highly dilutive warrants. In exchange for cancellation of the warrant position, the former holder of the Company's convertible debentures received 10 million common shares from an unrelated third party. The agreement entirely closes out the convertible debt holder’s position in the Company relative to all ownership of convertible debentures and warrants. The cancellation of these warrants may allow the Company to reverse a significant portion of its derivative liability charges during the current fiscal quarter, or in subsequent quarters, and will likely result in significant reductions in shareholder dilution. This transaction was announced in a press release on April 30, 2012.

Item 5.02. Departure of Directors or Certain Officers.

On June 1, 2011, CEO Howard Teicher tendered his resignation for personal reasons. The announcement of a replacement for Mr. Teicher is pending.

Item 7.01. Regulation FD Disclosure.

On May 30, 2012, the Company was informed by a European sales prospect that the Company’s MediPendant product was now operational within the country’s telecommunication network. As a result, the Company is expecting to receive an initial order for MediPendants that have been customized to operate in this country in a non-English speaking format.

On May 29, 2012, the Company commenced the process of booking new media times for airings of its internally produced television commercial with a target date of June 17, 2012.

On May 29, 2012, the Company was informed by its joint venture marketing partner, Harrington Multi Media, that television commercials in support of the joint venture are expected to begin on or about June 4, 2012.

On May 27, 2012, The Company began receiving orders for its MediPendant product under a strategic marketing agreement with the number one warehouse club store in the U.S. Deliveries of ordered products via this agreement have commenced.

On May 25, 2012, the Company contracted for a joint e-mail-based marketing program sponsored by the largest warehouse club store in the U.S. This e-mail campaign, which is scheduled to commence on June 8, 2012, is expected to reach approximately 13,000,000 customers of this warehouse retailer.

On May 24, 2012, the Company launched a strategic alliance partnership with the largest warehouse club store in the U.S for sales of the Company’s MediPendant product.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R
Date: June 1, 2012		MEDICAL ALARM CONCEPTS HOLDING, INC.

	By:	/s/ Ronald Adams
Ronald Adams
President